Research Frontiers Mourns the Passing of Robert L. Saxe: its Founder,
Chairman, and Chief Technology Officer

Woodbury, New York – June 30, 2016. Research Frontiers Inc. sadly announces that its Founder, Chairman and Chief Technology Officer, Robert (“Bob”) L. Saxe, passed away yesterday evening.

Mr. Saxe started Research Frontiers over 50 years ago. Under his leadership, the Company achieved world-wide recognition as the premier developer of SPD-Smart light control technology currently used in automobiles, aircraft, yachts, homes and offices, and museums.

"Bob will be sorely missed by the company, his friends and his family," stated Joseph M. Harary, President and CEO of Research Frontiers. “Bob was my mentor and the driving force in the development and commercialization of the Company’s suspended particle technology, and his positive influence will continue long after his death. Bob has always taken pride in the fact that the technology he invented saves energy and makes people more comfortable and safer. Through inspiration and hard work, Bob’s numerous inventions now benefit many people and industries worldwide."

Mr. Saxe was the father of the smart window industry, and is the principal inventor for many of the Company’s patents and patent applications. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics) and received an M.B.A. degree from Harvard Business School in 1960. Mr. Saxe served as decorated marksman in the US Army. Mr. Saxe was 81 years old.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary
President & CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-SmartGlass” and “SPD-Smart” are trademarks of Research Frontiers Inc.